                                                                                                                                                    Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	August 3, 2023
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 2nd  QUARTER 2023.

Columbus, Ohio – August 3, 2023 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the second quarter ended June 30, 2023.

Second Quarter and First Half 2023 Highlights

•

Net Income was $4.2 million ($0.66 per diluted common share) for the second quarter and $8.7 million YTD ($1.35 per diluted common share). Pre-provision, pre-tax net revenue ("PPNR") for Q2 2023 was $5.3 million and $11.1 million YTD.

•	Return on Average Assets (ROA) was 0.88% and PPNR ROA was 1.11% for the second quarter, while Return on Average Equity (ROE) was 11.60% and PPNR ROE was 14.54%.
•	Book value per share increased to $22.49 at June 30, 2023.
•	Noninterest income for Q2 2023 was up 36% when compared to Q1 2023.
•	Deposit balances increased $56 million, or 4% during the quarter.
•	Credit quality remains strong with nonperforming loans to total loans of 0.05% and loans more than 30 days past due at 0.11% of total loans.
•

At June 30, 2023, CFBank’s primary and secondary liquidity (cash plus available borrowing capacity) totaled $638 million.  The estimated amount of CFBank’s uninsured customer deposit accounts was $480 million, or approximately 28.9% of total deposit balances, as of June 30, 2023.

Recent Developments

•	On July 10, 2023, the Company’s Board of Directors declared a Cash Dividend of $0.06 per share payable on August 1, 2023 to shareholders of record as of the close of business on July 21, 2023.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented: “Our CFBK Earnings were $4.2 Million, or $0.66 cents per share, for Q2. Our Book Value at June 30, 2023 was $22.49 per share.

Our CF Team has been proactive in responding early on to Margin pressures boosting loan pricing and deposit requirements beginning early this year.

Loan growth has been modest during the first half of the year. Presently, we are pleased to report that both our Loan and Deposit Pipelines are increasing. Our objective and expectation for the second half of 2023 is to outrun elevated loan payoffs experienced during the second quarter and anticipated during the third quarter of this year. These payoffs are mostly Commercial Real Estate loans moving to permanent financing sources. Our business objectives include taking advantage of continuing quality new business relationship opportunities throughout all of our markets during the second half of this year.

In addition to significant commercial loan payoffs during the second quarter, our Residential Mortgage Lending Business also experienced roughly $10 Million of low-rate loans being paid off. We successfully replaced this low-rate runoff at higher interest rates, while absorbing the remaining unrecognized loan origination expenses during Q2. We expect this to provide a future lift to our Margin and Earnings.

We continue to opportunistically make investments in our CF Banking Team, focused on adding proven revenue generators for growing our Deposit and Fee Income businesses.

The current operating environment, with high interest rates coupled with an inverted yield curve, remains highly challenging.  However, we believe that we are adjusting successfully and, as a general statement, seeing signs of improving stabilization along with positive impacts from our ongoing loan pricing initiatives. Our total assets continue to increase, to $1.96 Billion at June 30, 2023, and we anticipate surpassing $2 Billion in total assets during 2023.

“We remain very encouraged going forward by our continued access to quality new full relationship Loan and Deposit business. Additionally, we are gaining traction in growing our Fee Income businesses including good acceptance of our recently launched Business Credit Card product offering.

Steady as we go!”

Robert E. Hoeweler, Chairman of the Board, added: “Our over-achieving Business principle is to serve well the needs of our customers and our communities. Our concentration on the basics, the blocking and tackling of banking if you will, has us well positioned. Our seasoned CFBank Leadership Team has once again successfully reacted to the current economic situation quickly and decisively as reflected in our Q2 results.”

Overview of Results

Net income for the three months ended June 30, 2023 totaled $4.2 million (or $0.66 per diluted common share) compared to net income of $4.4 million (or $0.68 per diluted common share) for the three months ended March 31, 2023 and net income of $4.7 million (or $0.72 per diluted common share) for the three months ended June 30, 2022.  Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended June 30, 2023 was $5.3 million compared to PPNR of $5.8 million for the three months ended March 31, 2023 and $5.9 million for the three months ended June 30, 2022.

Net income for the six months ended June 30, 2023 totaled $8.7 million (or $1.35 per diluted common share) compared to net income of $9.2 million (or $1.41 per diluted common share) for the six months ended June 30, 2022.

Net Interest Income and Net Interest Margin

Net interest income totaled $11.5 million for the quarter ended June 30, 2023 and decreased $1.2 million, or 9.8%, compared to $12.7 million in the prior quarter, and decreased $59,000, or 0.5%, compared to $11.5 million in the second quarter of 2022.

The decrease in net interest income compared to the prior quarter was primarily due to a  $3.2 million, or 28.8%, increase in interest expense, partially offset by a $2.0 million, or 8.5%, increase in interest income. The increase in interest expense when compared to the prior quarter was attributed to a  65bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $101.4 million, or 7.2%, increase in average interest-bearing liabilities.  The increase in interest income was primarily attributed to an $80.3 million, or 4.6%, increase in average interest-earning assets, coupled with 20bps increase in average yield on interest-earning assets.    The net interest margin of 2.52% for the quarter ended June 30, 2023 decreased 41bps compared to the net interest margin of 2.93% for the prior quarter.

The decrease in net interest income compared to the second quarter of 2022 was primarily due to a $11.6 million, or 366.4%, increase in interest expense, partially offset by a $11.5 million, or 78.3%, increase in interest income.  The increase in interest expense was attributed to a 284bps increase in the average cost of funds on interest-bearing liabilities, coupled with a $313.5 million, or 26.1%, increase in average interest-bearing liabilities. The increase in interest income was primarily attributed to a  188bps increase in the average yield on interest-earning assets, coupled with a  $301.3 million, or 19.9%, increase in average interest-earning assets outstanding.  The net interest margin of 2.52% for the quarter ended June 30, 2023 decreased 52bps compared to the net interest margin of 3.04% for the second quarter of 2022.

Noninterest Income

Noninterest income for the quarter ended June 30, 2023 totaled $978,000 and increased $259,000, or 36.0%, compared to $719,000 for the prior quarter.  The increase was primarily due to a $112,000 increase in swap fee income and a $75,000 increase in service charges on deposit accounts.

Noninterest income for the quarter ended June 30, 2023 increased $170,000, or 21.0%, compared to $808,000 for the quarter ended June 30, 2022.  The increase was primarily due to a $167,000 increase in other noninterest income related to commercial loan servicing fees, a $137,000 increase in swap fee income, partially offset by a $143,000 decrease in net gain on sale of commercial loans.

During the second quarter 2022, we exited the DTC mortgage loan business in favor of traditional Retail mortgage lending to customers in our Regional markets. The following table represents the notional amount of loans sold during the three months ended June 30, 2023,  March 31, 2023, and June 30, 2022 (in thousands).

	Three Months ended
	June 30, 2023	March 31, 2023	June 30, 2022
Notional amount of loans sold	$3,171	$1,991	$9,368

The following table represents the revenue recognized on mortgage activities for the three months ended June 30, 2023,  March 31, 2023, and June 30, 2022 (in thousands).

	Three Months ended
	June 30, 2023	March 31, 2023	June 30, 2022
Gain (loss) on loans sold	$40	$(3)	$(103)
Gain (loss) from change in fair value of loans held-for-sale	-	-	92
Gain (loss) from change in fair value of derivatives	-	-	132
	$40	$(3)	$121

Noninterest Expense

Noninterest expense for the quarter ended June 30, 2023 totaled $7.2 million and decreased $518,000, or 6.7%, compared to $7.7 million for the prior quarter.  The decrease in noninterest expense was primarily due to a $303,000 decrease in other noninterest expense and a $208,000 decrease in salaries and employee benefits.  The decrease in other noninterest expense was primarily due to fraud losses on customer accounts that occurred in the first quarter of 2023.  The decrease in salaries and employee benefits was primarily due to a decrease in the number of employees coupled with lower payroll taxes.

Noninterest expense for the quarter ended June 30, 2023 increased $701,000, or 10.8%, compared to $6.5 million for the quarter ended June 30, 2022.  The increase in noninterest expense was primarily due to a $292,000 increase in FDIC premiums and a $200,000 increase in salaries and employee benefits.  The increase in FDIC expense was related to increased assets and deposit levels and assessment rates.  The increase in salaries and employee benefits was primarily due to a decline in deferred salary costs related to lower origination volumes.

Income Tax Expense

Income tax expense was $1.1 million for the quarter ended June 30, 2023 (effective tax rate of 20.0%), compared to $1.1 million for the prior quarter (effective tax rate of 19.5%) and $1.2 million for the quarter ended June 30, 2022 (effective tax rate of 19.6%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.6 billion at June 30, 2023 and increased $15.1 million, or 0.9%, from the prior quarter and increased $58.9 million, or 3.7%, from December 31, 2022. The increase in net loans during the quarter was primarily due to a  $9.6 million increase in commercial loan balances, a $5.9 million increase in construction loan balances, and a $1.2 million increase in commercial real estate loan balances, partially offset by a $1.0 million decrease in single-family residential loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The increase in net loans and leases from December 31, 2022 was primarily due to a $17.8 million increase in commercial real estate loan balances, a $12.4 million increase in commercial loan balances, a $10.1 million increase in construction loan balances, an $8.0 million increase in single-family residential loan balances, a $5.8 million increase in home equity lines of credit, and a $5.4 million increase in multi-family loan balances.  The increases in the aforementioned loan balances were related to increased sales activity and new relationships.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	June 30, 2023	March 31, 2023
Construction - 1-4 family*	$13,968	$22,099
Construction - Multi-family*	122,211	107,841
Construction - Non-residential*	55,886	54,790
Hotel/Motel	17,134	17,211
Industrial / Warehouse	26,543	24,511
Land/Land Development	21,557	30,848
Medical/Healthcare/Senior Housing	417	443
Multi-family	140,797	131,178
Office	43,152	42,949
Retail	26,900	27,085
Other	51,368	50,549

*CFBank possesses a core competency and deep expertise in Construction Lending.  The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $799,000, or 0.05%, of total loans at June 30, 2023,  an increase of $81,000 from nonaccrual loans at March 31, 2023 and an increase of $38,000 from nonaccrual loans at December 31, 2022. Loans past due more than 30 days totaled $1.9 million at June 30, 2023 compared to $1.0 million at March 31, 2023 and $2.1 million at December 31, 2022.

The allowance for credit losses on loans and leases totaled $16.0 million at June 30, 2023 compared to $15.9 million at March 31, 2023 and $16.1 million at December 31, 2022.  The ratio of the allowance for credit losses on loans and leases to total loans and leases was 0.97% at June 30, 2023 compared to 0.98% at March 31, 2023 and 1.01% at December 31, 2022.

On January 1, 2023, the Company adopted CECL, which resulted in an increase to the reserve for credit losses of $49,000.  There was $12,000 in provision for credit loss expense for the quarter ended June 30, 2023, a  $237,000 provision for credit loss expense for the quarter ended March 31, 2023 and no provision for credit loss expense for the quarter ended June 30, 2022.  Net recoveries for the quarter ended June 30, 2023 totaled $108,000 compared to net charge-offs of $5,000 for the prior quarter and net recoveries of $12,000 for the quarter ended June 30, 2022.

Subsequent to June 30, 2023, CFBank was notified of a potential credit issue with the borrower on a participation loan of which we are not the lead bank.  The balance of CFBank’s participation was $2.9 million as of June 30, 2023.  The lead bank is currently gathering additional information to determine the impact.

Deposits

Deposits totaled $1.7 billion at June 30, 2023, an increase of $56.2 million, or 3.5%, when compared to $1.6 billion at March 31, 2023, and an increase of $132.2 million, or 8.6%, when compared to $1.5 billion at December 31 2022.    The increase when compared to the prior quarter end is primarily due to a $35.2 million increase in certificate of deposit account balances and a $28.6 million increase in money market account balances, partially offset by a $6.5 million decrease in checking account balances and a $1.1 million decrease in savings account balances.

The increase in deposits when compared to December 31, 2022 is primarily due to a $98.0 million increase in money market account balances and a $56.5 million increase in certificate of deposit account balances, partially offset by a $21.1 million decrease in checking account balances and a $1.2 million decrease in savings account balances.

Noninterest-bearing deposit accounts totaled $217.0 million at June 30, 2023 and decreased $7.1 million from $224.1 million at March 31, 2023 and decreased $46.2 million from $263.2 million at December 31, 2022.  At June 30, 2023,  approximately 28.8% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 30.5% at March 31, 2023 and 31.6% at December 31, 2022.

Borrowings

FHLB advances and other debt totaled $110.0 million at June 30, 2023, a decrease of $27.0 million, or 19.7%, when compared to $137.0 million at March 31, 2023 and an increase of $517,000 when compared to $109.5 million at December 31, 2022.   The decrease when compared to the prior quarter was due to the repayment of an FHLB short-term advance.  The increase when compared to December 31, 2022 was due to a $4.0 million increase on the Company’s line of credit with a third party financial institution, partially offset by a $3.5 million decrease in FHLB advances.

Capital

Stockholders’ equity totaled $147.3 million at June 30, 2023, an increase of $4.0 million, or 2.8%, from $143.3 million at March 31, 2023.  Stockholders’ equity increased $8.1 million, or 5.8%, from $139.2  million at December 31, 2022.  The increase in total stockholders’ equity during the three months ended June 30, 2023 was primarily attributed to net income, partially offset by a $148,000 increase in other comprehensive loss.  The increase in total stockholders’ equity during the six months ended June 30, 2023 was primarily attributed to net income, partially offset by a $364,000 increase in other comprehensive loss.   The other comprehensive loss was the result of the mark-to-market adjustment of our investment portfolio.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  Management uses these "non-GAAP" financial measures in its analysis of the Company’s performance and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers.  These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Non-GAAP financial measures included in this earnings release include Tangible book value per common share, Pre-Provision, Pre-Tax Net Revenue (PPNR), PPNR Return on Average Assets (PPNR ROA) and PPNR Return on Average Equity (PPNR ROE).  A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the Company) is a holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a nationally chartered boutique Commercial bank operating primarily in Four (4) Major Metro Markets: Columbus, Cleveland, and Cincinnati, Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a  comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products.  CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

CFBank was recognized in CB Resource Inc.’s Durable Performance Index which highlighted banks who have maintained above average performance based on 11 key performance indicators over the three-year period ended September 30, 2022.  In addition, CFBank ranked #7 on American Banker’s listing of Top 200 Publicly Traded Community Banks based on 3-year average return on equity as of December 31, 2022.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2022, as supplemented by the risk factors identified in “Item 1A. Risk Factors” of Part II of our Quarterly Reports on Form 10-Q filed with the SEC for the quarter ended March 31, 2023.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this press release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
	2023	2022	% change	2023	2022	% change
Total interest income	$26,225	$14,705	78%	$50,401	27,857	81%
Total interest expense	14,739	3,160	366%	26,182	5,538	373%
Net interest income	11,486	11,545	-1%	24,219	22,319	9%

Provision for credit losses	12	-	n/m	249	-	n/m
Net interest income after provision for credit losses	11,474	11,545	-1%	23,970	22,319	7%

Noninterest income
Service charges on deposit accounts	379	289	31%	683	555	23%
Net gain on sales of residential mortgage loans	40	121	-67%	37	678	-95%
Net gain on sale of commercial loans	-	143	-100%	-	143	-100%
Swap fee income	142	5	2740%	172	18	856%
Other	417	250	67%	805	460	75%
Noninterest income	978	808	21%	1,697	1,854	-8%

Noninterest expense
Salaries and employee benefits	3,778	3,578	6%	7,764	7,199	8%
Occupancy and equipment	456	312	46%	837	631	33%
Data processing	487	529	-8%	1,036	1,049	-1%
Franchise and other taxes	328	338	-3%	627	661	-5%
Professional fees	632	645	-2%	1,238	1,252	-1%
Director fees	164	153	7%	334	294	14%
Postage, printing, and supplies	37	38	-3%	92	81	14%
Advertising and marketing	71	134	-47%	254	179	42%
Telephone	72	61	18%	136	114	19%
Loan expenses	187	106	76%	359	206	74%
Depreciation	148	126	17%	281	241	17%
FDIC premiums	519	227	129%	1,022	378	170%
Regulatory assessment	60	65	-8%	118	131	-10%
Other insurance	52	46	13%	99	90	10%
Other	182	114	60%	667	243	174%
Noninterest expense	7,173	6,472	11%	14,864	12,749	17%

Income before income taxes	5,279	5,881	-10%	10,803	11,424	-5%
Income tax expense	1,056	1,155	-9%	2,132	2,180	-2%
Net Income	$4,223	$4,726	-11%	$8,671	$9,244	-6%

Share Data
Basic earnings per common share	$0.66	$0.74		$1.35	$1.44
Diluted earnings per common share	$0.66	$0.72		$1.35	$1.41

Average common shares outstanding - basic	6,418,305	6,413,884		6,410,624	6,415,871
Average common shares outstanding - diluted	6,433,623	6,552,763		6,431,508	6,550,620

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(unaudited)	2023	2023	2022	2022	2022
Assets
Cash and cash equivalents	$231,600	$214,248	$151,787	$198,066	$154,850
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,966	9,661	10,442	11,436	12,220
Equity Securities	5,000	5,000	5,000	5,000	5,000
Loans held for sale	1,355	591	580	-	-
Loans and leases	1,647,103	1,631,998	1,588,317	1,489,570	1,393,759
Less allowance for credit losses on loans and leases	(15,960)	(15,915)	(16,062)	(15,687)	(15,532)
Loans and leases, net	1,631,143	1,616,083	1,572,255	1,473,883	1,378,227
FHLB and FRB stock	8,736	9,203	7,942	7,633	7,332
Premises and equipment, net	4,085	4,118	3,778	3,792	6,110
Other assets held for sale	-	1,930	1,930	1,930	-
Operating lease right of use assets	5,313	5,500	1,357	1,499	1,638
Bank owned life insurance	25,946	25,791	25,641	26,189	26,038
Accrued interest receivable and other assets	40,605	38,085	39,362	34,514	27,962
Total assets	$1,962,849	$1,930,310	$1,820,174	$1,764,042	$1,619,477

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$216,966	$224,096	$263,241	$270,945	$244,484
Interest bearing	1,443,117	1,379,745	1,264,681	1,219,038	1,133,005
Total deposits	1,660,083	1,603,841	1,527,922	1,489,983	1,377,489
FHLB advances and other debt	109,978	136,970	109,461	102,803	75,594
Advances by borrowers for taxes and insurance	2,034	2,132	3,513	2,573	1,879
Operating lease liabilities	5,388	5,572	1,438	1,588	1,736
Accrued interest payable and other liabilities	23,084	23,530	23,670	17,311	15,185
Subordinated debentures	14,941	14,932	14,922	14,912	14,903
Total liabilities	1,815,508	1,786,977	1,680,926	1,629,170	1,486,786

Stockholders' equity	147,341	143,333	139,248	134,872	132,691
Total liabilities and stockholders' equity	$1,962,849	$1,930,310	$1,820,174	$1,764,042	$1,619,477

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$14,406	$213	4.94%	$15,197	$215	4.84%	$17,744	$221	4.58%
Loans and leases and loans held for sale (3)	1,627,516	23,684	5.82%	1,587,536	22,338	5.63%	1,327,636	14,042	4.23%
Other earning assets	165,843	2,190	5.28%	125,780	1,502	4.78%	162,912	364	0.89%
FHLB and FRB stock	9,133	138	6.04%	8,064	121	6.00%	7,329	78	4.26%
Total interest-earning assets	1,816,898	26,225	5.76%	1,736,577	24,176	5.56%	1,515,621	14,705	3.88%
Noninterest-earning assets	92,456			87,766			81,305
Total assets	$1,909,354			$1,824,343			$1,596,926

Interest-bearing liabilities:
Deposits	$1,388,672	13,660	3.93%	$1,288,161	10,419	3.24%	$1,108,079	2,501	0.90%
FHLB advances and other borrowings	125,505	1,079	3.44%	124,610	1,024	3.29%	92,612	659	2.85%
Total interest-bearing liabilities	1,514,177	14,739	3.89%	1,412,771	11,443	3.24%	1,200,691	3,160	1.05%

Noninterest-bearing liabilities	249,608			269,780			266,812
Total liabilities	1,763,785			1,682,551			1,467,503

Equity	145,569			141,792			129,423
Total liabilities and equity	$1,909,354			$1,824,343			$1,596,926

Net interest-earning assets	$302,721			$323,806			$314,930
Net interest income/interest rate spread		$11,486	1.87%		$12,733	2.32%		$11,545	2.83%
Net interest margin			2.52%			2.93%			3.04%
Average interest-earning assets
to average interest-bearing liabilities	119.99%			122.92%			126.23%

(1)	Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)	Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)	Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights
	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,	June 30,
(unaudited)	2023	2023	2022	2022	2022	2023	2022
Earnings and Dividends
Net interest income	$11,486	$12,733	$13,155	$13,316	$11,545	$24,219	$22,319
Provision for credit losses	$12	$237	$637	$150	$-	$249	$-
Noninterest income	$978	$719	$651	$705	$808	$1,697	$1,854
Noninterest expense	$7,173	$7,691	$7,273	$8,599	$6,472	$14,864	$12,749
Net Income	$4,223	$4,448	$4,671	$4,249	$4,726	$8,671	$9,244
Basic earnings per common share	$0.66	$0.69	$0.73	$0.66	$0.74	$1.35	$1.44
Diluted earnings per common share	$0.66	$0.68	$0.72	$0.65	$0.72	$1.35	$1.41
Dividends declared per share	$0.06	$0.05	$0.05	$0.05	$0.04	$0.11	$0.08

Performance Ratios (annualized)
Return on average assets	0.88%	0.98%	1.04%	1.02%	1.18%	0.93%	1.21%
Return on average equity	11.60%	12.55%	13.55%	12.62%	14.61%	12.07%	14.47%
Average yield on interest-earning assets	5.76%	5.56%	5.12%	4.54%	3.88%	5.66%	3.85%
Average rate paid on interest-bearing liabilities	3.89%	3.24%	2.54%	1.50%	1.05%	3.58%	0.98%
Average interest rate spread	1.87%	2.32%	2.58%	3.04%	2.83%	2.08%	2.87%
Net interest margin, fully taxable equivalent	2.52%	2.93%	3.08%	3.36%	3.04%	2.72%	3.08%
Efficiency ratio	57.55%	57.17%	52.68%	61.33%	52.39%	57.35%	52.74%
Noninterest expense to average assets	1.50%	1.69%	1.62%	2.07%	1.62%	1.59%	1.67%

Capital
Tier 1 capital leverage ratio (1)	9.82%	10.02%	9.89%	10.00%	10.09%	9.82%	10.09%
Total risk-based capital ratio (1)	13.24%	12.93%	12.74%	12.78%	13.33%	13.24%	13.33%
Tier 1 risk-based capital ratio (1)	12.15%	11.84%	11.65%	11.65%	12.13%	12.15%	12.13%
Common equity tier 1 capital to risk weighted assets (1)	12.15%	11.84%	11.65%	11.65%	12.13%	12.15%	12.13%
Equity to total assets at end of period	7.51%	7.43%	7.65%	7.65%	8.19%	7.51%	8.19%
Book value per common share	$22.49	$21.88	$21.43	$20.85	$20.25	$22.49	$20.25
Tangible book value per common share	$22.49	$21.88	$21.43	$20.85	$20.25	$22.49	$20.25
Period-end market value per common share	$15.00	$19.50	$21.18	$20.62	$21.00	$15.00	$21.00
Period-end common shares outstanding	6,550,950	6,549,991	6,496,824	6,467,278	6,552,020	6,550,950	6,552,020
Average basic common shares outstanding	6,418,305	6,402,856	6,363,552	6,393,531	6,413,884	6,410,624	6,415,871
Average diluted common shares outstanding	6,433,623	6,542,698	6,491,820	6,547,791	6,552,763	6,431,508	6,550,620

Asset Quality
Nonperforming loans	$799	$718	$761	$1,004	$921	$799	$921
Nonperforming loans to total loans	0.05%	0.04%	0.05%	0.07%	0.07%	0.05%	0.07%
Nonperforming assets to total assets	0.04%	0.04%	0.04%	0.06%	0.06%	0.04%	0.06%
Allowance for credit losses on loans and leases to total loans and leases	0.97%	0.98%	1.01%	1.05%	1.11%	0.97%	1.11%
Allowance for credit losses on loans and leases to nonperforming loans and leases	1997.50%	2216.57%	2110.64%	1562.45%	1686.43%	1997.50%	1686.43%
Net charge-offs (recoveries)	$(108)	$5	$262	$(5)	$(12)	$(103)	$(24)
Annualized net charge-offs (recoveries) to average loans	(0.03%)	0.00%	0.07%	0.00%	0.00%	(0.01%)	0.00%

Average Balances
Loans	$1,642,961	$1,603,237	$1,537,941	$1,439,863	$1,340,330	$1,623,207	$1,297,484
Assets	$1,909,354	$1,824,343	$1,795,395	$1,662,024	$1,596,926	$1,867,082	$1,526,465
Stockholders' equity	$145,569	$141,792	$137,845	$134,639	$129,423	$143,689	$127,811

(1)  Regulatory capital ratios of CFBank

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP disclosures for: (1) Tangible book value per common share (2) PPNR, (3) PPNR return on average assets and (4) PPNR return on average equity.  The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operations performance and to enhance investors’ overall understanding of such financial performance.  In particular, the use of PPNR is prevalent among banking regulators, investors, and analysts.  Accordingly, we disclose the non-GAAP measures in addition to the related GAAP measures of: (1) book value per common share  (2) net earnings (3) return on average assets and (4) return on average equity.

The table below presents the reconciliation of these GAAP financial measures to the related non-GAAP financial measures:

Pre-provision, pre-tax net revenue ("PPNR"),
PPNR Return on Average Assets and PPNR Return on Average Equity

	Three Months Ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Net income	$4,223	$4,448	$4,726	$8,671	$9,244
Add: Provision for credit losses	12	237	-	249	-
Add: Income tax expense	1,056	1,076	1,155	2,132	2,180
Pre-provision, pre-tax net revenue	$5,291	$5,761	$5,881	$11,052	$11,424

Average Assets	$1,909,354	$1,824,343	$1,596,926	$1,867,082	$1,526,465
Average Stockholders' Equity	$145,569	$141,792	$129,423	$143,689	$127,811

Return on average assets (1)	0.88%	0.98%	1.18%	0.93%	1.21%
PPNR return on average assets (2)	1.11%	1.26%	1.47%	1.18%	1.50%

Return on average equity (3)	11.60%	12.55%	14.61%	12.07%	14.47%
PPNR return on average equity (4)	14.54%	16.25%	18.18%	15.38%	17.88%

(1) Annualized net income divided by average assets
(2) Annualized PPNR divided by average assets
(3) Annualized net income divided by average stockholders' equity
(4) Annualized PPNR divided by average stockholders' equity